An Annual Meeting of Shareholders was held on June 14, 2016. Shareholders voted to elect Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees:

				      For		Withheld
Rakesh K. Jain. Ph.D.		   36,882,353		1,574,956
Daniel R. Omstead, Ph.D.	   36,960,991		1,496,318
Lucinda H. Stebbins, CPA	   36,969,958		1,487,351

Rakesh K. Jain, Ph.D., Daniel R. Omstead, Ph.D. and Lucinda H.
Stebbins, CPA were elected to serve until the 2019 Annual  Meeting.

Trustees serving until the 2017 Annual Meeting are Michael W. Bonney and Uwe E. Reinhardt, Ph.D.

Trustees serving until the 2018 Annual Meeting are Oleg Pohotsky, MBA, J.D. and William S. Reardon, CPA.

Shareholders ratified the appointment of Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2016 by the following votes:


                For      Against/Withhold         Abstain
            37,966,284	      168,787	          322,238